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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Registration Statement (Form S-3) and related Prospectus of Terayon Communications Systems, Inc. for the registration of 2,200,000 shares of its common stock and to the incorporation by reference therein of our report dated March 16, 1999 (except for Note 1c, as to which the date is June 30, 1999), with respect to the financial statements of Telegate Ltd. included in Terayon Communication Systems, Inc.'s Current Report on Form 8-K dated November 22, 1999, filed with the Securities and Exchange Commission.



                                      /s/ Kost Forer and Gabbay
                                    Certified Public Accountants (Israel)
                                    A Member of Ernst & Young International


Tel-Aviv, Israel
February 7, 2000